Exhibit 23

Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of Symons International Group, Inc. on Form S-8 (File Nos. 333-44643 and 333-71093) of our reports dated April 13, 1999, on our audits of the consolidated financial statements and financial statement schedules of Symons International Group, Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which reports are incorporated by reference or included in this Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers LLP
Indianapolis, Indiana
April 13, 1999